EXHIBIT 99

                               OLD KENT THRIFT PLAN
                                PERFORMANCE TABLE

           The following table illustrates the comparative investment performance of the five investment options offered under the Old Kent Thrift Plan. The performance of some or all of these options also serves as a measure for determining benefits under the Executive Thrift Plan and the Deferred Compensation Plan. The table shows the value of a hypothetical initial investment of $1,000 invested on December 31, 1991 and its value as of December 31 of each subsequent year shown below:


                       Initial
                       Investment    12/31/92     12/31/93     12/31/94
Fund                   on 12/31/91   Value        Value        Value
Savings Fund            $1,000       $1,038       $1,071       $1,115

Diversified Equity      $1,000       $1,072       $1,212       $1,237
Fund

Old Kent Common         $1,000       $1,513       $1,378       $1,449
Stock Fund

Short Term Bond         $1,000       $1,051       $1,098       $1,114
Fund

Balanced Fund           $1,000       $1,077       $1,221       $1,219


This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.